POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby makes, constitutes and appoints each of R. Jay Gerken, Robert I. Frenkel, Thomas C. Mandia, and Harris Goldblat, with full power to act without the other, as his or her agent and attorney-in-fact for the purpose of executing in his or her name, in his or her capacity as a Director of Legg Mason Partners Investment Funds, Inc. (the “Company”) registration statements on Form N-I4 (including amendments thereto), with respect to Legg Mason Partners Government Securities Fund, a series of the Company, to be filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

All past acts of an attorney-in-fact in furtherance of the foregoing are hereby ratified and confirmed.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

This power of attorney shall be valid from the date hereof until revoked by me.

IN WITNESS WHEREOF, I have executed this instrument as of the 29th day of June, 2006.

/s/ R. Jay Gerken R. Jay Gerken	Director and Chairman of the Board	June 29, 2006

/s/ Paul R. Ades Paul R. Ades	Director	June 29, 2006

/s/ Dwight B. Crane Dwight B. Crane	Director	June 29, 2006

/s/ Frank Hubbard Frank Hubbard	Director	June 29, 2006

/s/ Jerome H. Miller Jerome H. Miller	Director	June 29, 2006

/s/ Ken Miller Ken Miller	Director	June 29, 2006